CONSENT OF EXPERT AND COUNSEL


Carolina Power & Light Company:

     The statements of law and legal conclusions under Item 1.
Business and Item 3. Legal Proceedings in the Company's
Annual Report on Form 10-K for the year ended December 31, 1996 have been reviewed by me and are set forth therein in reliance upon my opinion as an expert.

     I hereby consent to the incorporation by reference of such statements of law and legal conclusions in Registration
Statement No. 33-33520 on Form S-8, Registration Statement No. 33-5134 on Form S-3, Post-Effective Amendment No.
1 to Registration Statement No. 33-38349 on Form S-3, Registration Statement No. 33-50597 on Form S-3 and Registration
Statement No. 33-57835 on Form S-3 and the related Prospectuses, which are a part of such Registration Statements.



                               /s/ William D. Johnson,
                               Vice President and Senior Counsel

March 26, 1997